Exhibit 99.2

For Immediate Release	Contact:	William Barrett

President & CEO

(920) 725-7000
Neenah Foundry Company Announces Pricing of Senior Secured Notes
Neenah, WI — December 15, 2006
Neenah Foundry Company (“Neenah” or the “Company”) announced today that it has priced $225 million of 9.5% Senior Secured Notes due January 1, 2017 (the “Senior Secured Notes”) to be issued in a private placement. In connection with the offering of the Senior Secured Notes, the Company intends to enter into an agreement to sell in a private placement a new series of senior subordinated notes in an aggregate principal amount of up to $75 million (the “New Senior Subordinated Notes”).
Neenah intends to apply the net proceeds from the Senior Secured Notes, together with proceeds from the placement of the New Senior Subordinated Notes, to repay its outstanding indebtedness under its existing credit facility as well as to repurchase any and all of its outstanding 11% Senior Secured Notes due 2010 (to the extent tendered in Neenah’s concurrent tender offer and consent solicitation) and redeem its 13% Senior Subordinated Notes due 2013 (the 13% Notes”). The New Senior Subordinated Notes will be issued upon redemption of the 13% Notes.
The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.